Exhibit 99.1

Rayovac Announces Management Change

ATLANTA, April 14, 2005 – Rayovac Corporation announced today the resignation of Lester Lee from his position as President, Rayovac – North America. Mr. Lee joined Rayovac upon its acquisition of Remington Products, LLP in October 2003. His responsibilities will be assumed by Robert L. (Bob) Caulk, Rayovac’s President and Chief Executive Officer – North America.

About Rayovac Corporation

Rayovac recently announced its intention to change its corporate name to Spectrum Brands, Inc., subject to shareholder approval in April 2005. Once approved, the stock will trade on the New York Stock Exchange under the symbol SPC. Rayovac believes the new name better reflects its growth strategy of expanding its portfolio of world-class consumer product brands in a broad array of growth categories.

Rayovac is a global consumer products company and a leading supplier of batteries, lawn and garden care products, specialty pet supplies and shaving and grooming products. Through a diverse and growing portfolio of world-class brands, Rayovac holds leading market positions in a number of major product categories. Rayovac’s products are sold by the world’s top 20 retailers and are available in over one million stores in 120 countries around the world. Headquartered in Atlanta, Georgia, Rayovac generates approximately $2.5 billion in annual revenues and has approximately 9,300 employees worldwide. The company’s stock trades on the New York Stock Exchange under the symbol ROV.

Forward Looking Statements

Certain matters discussed in this news release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks, uncertainties and other factors that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially from these statements as a result of (1) our ability to achieve anticipated synergies and efficiencies as a result of this transaction, (2) changes in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (3) changes in consumer demand for the various types of products Rayovac and United offer, (4) changes in the general economic conditions where Rayovac and United do business, such as stock market prices, interest rates, currency exchange rates, inflation and raw material costs, (5) our ability to successfully implement manufacturing, distribution and other cost efficiencies and (6) various other factors, including those discussed herein and those set forth in Rayovac’s and United’s securities filings, including their most recently filed Forms 10Q and Annual Reports on Form 10-K.

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Investor Contact:

Nancy O’Donnell

VP Investor Relations

770-829-6208